SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P., in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may publish the post filed herewith as Exhibit 1 (the “Social Media Post”) to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages or various other social media channels or to its website, www.RestoretheMagic.com, or may otherwise disseminate the Social Media Post to the Company’s shareholders.

Exhibit 1

Video Transcript:

Renee Soto: Nelson and Jay, why don't you introduce yourselves? Tell us a little bit about your backgrounds.

Nelson Peltz: Thank you, good to be here and thanks for having me. I’m Trian’s CEO and Founding Partner. We started this firm almost 20 years ago. Before that, I was running and building public companies for the benefit of all shareholders. We try and create long term value so some people call us a hedge fund, which is a real misnomer, because our average length of stay in a company when we get on the board and, most often, we do get on the board, is six years and climbing, which is longer than many mutual funds. So, we are truly a long-term investor. So, we go into these, what we think were once great companies that have sort of lost their way, and we try to help them with a roadmap to get back to being great once again. Look, we want Disney to be great again. I grew up with Disney. I have ten kids, they all grew up with Disney. I have such great, fond memories of Disney. Not just the parks, but the movies, all of the other wonderful things that they have to offer. And it’s a company that is iconic. And if you look iconic up in the dictionary, Disney the mouse ears will show right up in Webster. That's what this company is, and it has truly lost its way.

Jay Rasulo: Hi, I'm Jay Rasulo. I've spent 30 years of my life working at The Walt Disney Company. It was a joy every day. It was a pleasure to know that you were creating part of the magic and distributing that and offering that magic to families around the world. In my last 15 years at the company, I spent ten years running the theme park division around the world. Prior to that, I was at Euro Disney, and in my last five years I was chief financial officer of the company, which was incredible to experience all the businesses beyond the parks, which I was, clearly had a very deep experience in.